UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (date of earliest event reported): April 1, 2026

1st FRANKLIN FINANCIAL CORPORATION

(Exact name of Registrant, as specified in its charter)

Georgia	2-27985	58-0521233
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification Number)

Mailing address: 135 East Tugalo Street, P.O. Box 880, Toccoa, GA 30577
(Address of principal executive offices) (Zip code)

Registrant's telephone number, including area code: (706) 886-7571

Former name or address, if changed since last report: n/a

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):
☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))
Securities registered pursuant to Section 12(b) of the Act: None
Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).
Emerging growth company ☐
If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 5.02 – Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers

On March 24, 2026, the board of directors (the “Board”) of 1st Franklin Financial Corporation appointed Sharon Mancero to serve as a member of the Board, effective April 1, 2026. The Board has also appointed Ms. Mancero to serve as a member of the Audit Committee of the Board and has determined that Ms. Mancero qualifies as an independent director under the listing standards of the Nasdaq Stock Market LLC.

Sharon Mancero is the Principal of M2 Advisory Group, LLC, a firm she founded in January 2025 to provide executive-level advisory services to consumer finance organizations addressing evolving challenges in risk management, data governance, and capital strategies. Prior to founding M2 Advisory Group, Ms. Mancero spent more than 30 years at Wells Fargo Bank, N.A., primarily within the Asset-Backed Finance group, where she focused on providing senior lending facilities to consumer finance companies across the U.S. and Canada. In that role, she was responsible for market and business development, cultivating strategic relationships with national brands, and developing new lending channels and programs for consumer finance assets.

Ms. Mancero has also held leadership roles in several industry organizations. She served in board positions as Vice President and President for National Automotive Finance Association (NAF) and Vice Chair and Chairperson of American Financial Services Association (AFSA). She has also served as Vice President and President, on the board of directors of a private community in Iowa for over a decade. Most recently, she provided consulting services as a Managing Director at Agora Data, Inc., where she led strategic initiatives.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

By:	/s/ Jenna C. Hood
Name:	Jenna C. Hood
Title:	Executive Vice President and Chief Financial Officer

Date: April 6, 2026